UNITED STATES
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E. I. du Pont de Nemours and Company
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Contact: Dan Turner
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Dupont Files Definitive Proxy Materials And Mails Letter To Shareholders

DuPont Board Strongly Recommends Shareholders Vote “FOR” all 12 of DuPont’s Qualified and Experienced Directors on the WHITE Proxy Card

WILMINGTON, Del. — March 23, 2015 — DuPont (NYSE: DD) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission in connection with DuPont’s Annual Meeting of Shareholders, which is scheduled to be held on May 13, 2015.  DuPont shareholders of record as of the close of business on March 17, 2015 will be entitled to vote at the Annual Meeting.

The DuPont Board of Directors strongly recommends that shareholders vote on the WHITE proxy card “FOR” all 12 of DuPont’s qualified and experienced directors: Lamberto Andreotti, Edward D. Breen, Robert A. Brown, Alexander M. Cutler, Eleuthère I. du Pont, James L. Gallogly, Marillyn A. Hewson, Lois D. Juliber, Ellen J. Kullman, Ulf M. Schneider, Lee M. Thomas and Patrick J. Ward.

In conjunction with the definitive proxy filing, DuPont is mailing a letter to shareholders detailing the significant progress and accomplishments achieved under the leadership of the DuPont Board and management team.  The letter also addresses Trian Fund Management’s high risk agenda for DuPont to break itself up and add excessive debt to the Company, which the DuPont Board has carefully reviewed and determined would destroy value.

DuPont’s definitive proxy materials, letter to shareholders and other materials regarding the Board’s recommendation for the 2015 Annual Meeting can be found at www.dupontdelivers.com.

The full text of the letter follows:

VOTE THE ENCLOSED WHITE PROXY CARD TODAY

FOR DUPONT’S HIGHLY QUALIFIED DIRECTORS

March 23, 2015

Dear Fellow Shareholder,

DuPont’s Board of Directors and management team have taken bold, decisive action over the past six years to transform the Company and deliver higher growth and higher value for our shareholders.  The upcoming separation of Chemours represents our latest and most significant step on this path.  As we move forward, the next generation DuPont is emerging as a force for progress — connecting advanced science and engineering capabilities with the marketplace to solve some of the world’s greatest challenges, and delivering outstanding results for our shareholders and customers alike.

Your Board and management team have been — and will continue to be — our own agents of change to realize this potential by repositioning the Company’s portfolio, leveraging our powerful innovation platform across our businesses, reducing costs and returning significant capital to shareholders.  The results of our execution speak for themselves.  Take a look at what our current management team has accomplished:

DuPont Shareholder and Capital Return(1)	DuPont Operating Performance(2)

Against this backdrop of significant and steady progress, you will face an important decision regarding the future of your investment at our upcoming Annual Meeting of Shareholders, scheduled for May 13, 2015.  You will be asked to elect the directors whom you believe are most qualified to oversee DuPont.  Your Board is a powerful advocate for investors with a proven track record of delivering superior value.  Therefore, we strongly recommend that you elect these world-class leaders by voting the enclosed WHITE proxy card today “FOR” all 12 of DuPont’s qualified and experienced director nominees: Lamberto Andreotti, Edward D. Breen, Robert A. Brown, Alexander M. Cutler, Eleuthère I. du Pont, James L. Gallogly, Marillyn A. Hewson, Lois D. Juliber, Ellen J. Kullman, Ulf M. Schneider, Lee M. Thomas and Patrick J. Ward.

To elect the DuPont Board’s nominees, we encourage you to vote today — no matter how many or how few shares you own — by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

As you may know, one of our shareholders, Trian Fund Management, has nominated four of its own director candidates for election to your Board to advance Trian’s high risk agenda to break up and add excessive debt to the Company.  Together with independent financial advisors, your Board and management team have carefully evaluated Trian’s various proposals, and unanimously concluded that they put shareholder value at risk and therefore are not in the best interests of all DuPont shareholders. Please do not return or otherwise vote any Gold proxy card sent to you by Trian.

We believe your investment in DuPont will be better served by allowing your current Board to continue to deliver higher growth and higher value by executing on our ongoing successful transformation strategy.  As you consider this important election, it is critical to remember that:

•                  Your Board and management team have a proven track record of success;

•                  The ongoing execution of our strategy will continue to drive value, both today and over the long term;

•                  The Board’s nominees fulfill the essential requirements for effective governance of a global science and technology company, and they are agents of change in their own right; and

•                  Trian has a singular agenda that is value-destructive, and your Board believes that adding their nominees will put your investment in DuPont at risk.

BUILDING A HIGHER GROWTH, HIGHER VALUE DUPONT

In 2009, your Board and management team developed and began executing a bold plan that leverages DuPont’s strong foundation in science to position the Company for higher growth and higher value.

Over the last six years, we have been:

•                  TRANSFORMING OUR PORTFOLIO to focus our resources on the highest potential commercial opportunities where our science and engineering capabilities can deliver the greatest value.  We have defined three areas of strategic priority that guide our investment and portfolio decisions: extending our leadership position in Agriculture & Nutrition; strengthening and growing our leading position in Advanced Materials; and building transformational new businesses in Bio-based Industrials.  Consistent with this strategy, we have acquired higher growth, higher value businesses like Danisco and Pannar Seed, and divested more commoditized and cyclical businesses such as Performance Coatings and Chemours.

•                  BUILDING ON OUR GLOBAL PENETRATION and leading market positions.  DuPont’s leadership across markets has enabled the Company to build large, global customer relationships that increasingly draw on the full range of DuPont’s capabilities and generate significant opportunities for growth, as we translate advanced science into local solutions and build diverse businesses in key markets around the world.

•                  LEVERAGING OUR INNOVATION PLATFORM to create value for customers and shareholders.  All of our businesses call upon our world-class science and technology capabilities and a deep understanding of commercial value chains and markets to deliver value-added solutions for customers worldwide.  Further underscoring the power of our innovation platform, new products introduced in the past four years have delivered approximately $9 billion, or 32% of sales in 2014.(3)  These include leading products such as Optimum® AQUAmax® corn hybrids, Cyazypyr® insect control products, HOWARU® probiotics, Preferenz® cold water enzymes, and new versions of blockbusters like Kevlar® XP™ S104 for ballistic protection in wet conditions and Solamet photovoltaic pastes — all of which drive growth by solving customers’ problems.  In 2014 alone, DuPont launched nearly 1,600 new products and filed more than 1,650 U.S. patents company-wide.  Through the quality of our innovation, we have driven robust margin improvement and have increased segment-adjusted operating margins by 740 basis points.(4)

•                  IMPROVING EFFICIENCY AND REDUCING COSTS.  We have significantly improved efficiency and reduced costs, and the separation of Chemours will allow us to take this process further.  We expect annual run-rate savings of $1 billion by the end of 2015, and $1.3 billion by the end of 2017.  We will continue to look for additional cost savings opportunities.

•                  RETURNING SIGNIFICANT CAPITAL to shareholders.  Returning capital to shareholders has always been a priority at DuPont — we have delivered 442 consecutive quarterly dividends, maintaining our dividend through the global financial crisis and further growing the dividend over the last year.  Nowhere is this more evident than our plan to return to shareholders substantially all of the one-time dividend proceeds from Chemours — currently estimated at approximately $4 billion.(5)

Our strategy has enabled DuPont to deliver superior returns for shareholders.  During the last 1-year, 3-year and 5-year periods, DuPont has achieved total shareholder returns of 17%, 78% and 160%, respectively, all in excess of our proxy peers and the S&P 500.  And during current management’s tenure, we have delivered total shareholder returns of 266% compared to 159% from the S&P 500 and 133% from our proxy peers.(6)

Superior Total Shareholder Returns During Current Management’s Tenure(7)

Importantly, our plan is delivering value now and positioning DuPont for the long term.  The underlying growth of our post-spin core businesses demonstrates the strength of the next generation DuPont positioned to emerge once the separation of Chemours is completed.  Since December 31, 2008, our post-spin core business has delivered 6% segment sales growth(8) and 19% adjusted operating EPS growth annually.(9)  With this performance, we are highly confident in our ability to continue delivering superior value for our shareholders.

Strategic and Operational Actions Have Resulted in Strong Earnings Growth

for The Next Generation DuPont

2008 – 2014 Adjusted Operating EPS(10)

DUPONT HAS A WORLD-CLASS BOARD WITH UNRIVALED EXPERIENCE

To effectively oversee DuPont, ensure management accountability and represent shareholders, your Board requires a specific mix of skills aligned with our purpose and strategy.  Your Board has been carefully selected to ensure their collective expertise incorporates the diverse set of experiences and skills required to oversee a global science and technology company of our scale.  These include effective development of research and engineering capabilities, dynamic portfolio strategy skills, global manufacturing and supply chain knowledge, and emerging market growth strategy experience, to name a few.  Ten of your independent Board members are current or former CEOs, CFOs or COOs of major public companies, including Bristol-Myers Squibb, Colgate-Palmolive, Cummins, Eaton, Fresenius, Georgia-Pacific, Lockheed Martin, LyondellBasell, Rayonier and Tyco International, with two recently named “Best Performing CEOs in the World” by Harvard Business Review.  Your Board also brings relevant scientific and regulatory perspectives from the public sector, including a former head of the U.S. Environmental Protection Agency and a scientist named one of the “100 Most Influential Chemical Engineers of the Modern Era.”(11)

We have added the fresh perspectives of six new directors since 2011, including two in February 2015 — Edward Breen and James Gallogly — who have significant experience in business transformations and proven track records of creating shareholder value.  Messrs. Breen and Gallogly are widely regarded as change agents, which makes them both a great fit for your Board’s culture of self-transformation.

•                  Edward Breen led the successful transformation of Tyco.  As chairman and CEO from 2002 until 2012, he oversaw a comprehensive action plan to streamline Tyco’s portfolio and set an industry standard for good governance.  During his tenure,(12) Tyco delivered 703% in total shareholder returns, compared to 215% for the S&P 500.

•                  James Gallogly led the turnaround of LyondellBasell.  He was appointed CEO shortly after the company filed for Chapter 11 protection, and spearheaded a strategy that increased operating productivity and safety, significantly reduced costs, and greatly expanded operating margins.  This enabled the company to quickly exit bankruptcy and eventually grow into one of the world’s largest chemical companies.  LyondellBasell delivered 593% total return to shareholders under his leadership,(13) relative to the 82% total return of the S&P 500 over the same period.

Your Board is composed of directors who are exceptionally qualified, independent, and committed to acting in the best interests of all DuPont shareholders.  They are providing rigorous oversight of the Company’s progress, and we are confident they comprise the right governance body to continue to drive superior shareholder value.

TRIAN’S HIGH RISK, VALUE DESTRUCTIVE BREAKUP AGENDA

While your Board and management team have been executing a plan to deliver value now and into the future, Trian has — since its initial investment — been repeatedly demanding that DuPont break itself up and add excessive debt, or face a proxy fight.  Your Board and management team, with the assistance of independent advisors and leading third-party consultants, thoroughly analyzed each of Trian’s proposals and concluded that they are high risk and would destroy shareholder value.

DuPont’s businesses enjoy significant competitive advantages from being part of DuPont through our innovation platform, market access leveraging large customer relationships, established brand, solid financial foundation, and global penetration.  Trian’s proposal grossly underestimates the significant upfront separation costs and dis-synergies associated with a breakup, both on a one-time and an ongoing basis. Furthermore, the breakup that Trian is proposing would destroy our innovation platform, diminish global reach, weaken our brand and reduce our opportunity to drive revenue through cross-selling.

In contrast to our Board and management’s higher growth, higher value strategy, Mr. Peltz’s “strategy” is nothing more than high-risk financial engineering.  While Trian had been backtracking — at least publicly — from its breakup agenda, Mr. Peltz continues to reaffirm his own commitment to the breakup of the Company as stated in a CNBC interview on March 12, 2015.  When discussing how best to reduce costs, Mr. Peltz stated, “The only way — the most efficient way — is to break up the company.”(14)

In addition to a breakup, Trian’s agenda includes adding excessive debt to DuPont’s capital structure, which would significantly increase risk at the expense of long term value.  Trian’s plan would diminish our strategic flexibility and significantly increase ongoing financial risks while ignoring the capital necessary to fund the business and execute our strategy.

Our concern about Trian’s plan is exacerbated by its stated practice of establishing a shadow management team that would be committed to advancing Trian’s breakup agenda.  As outlined in its February 17, 2015 White Paper, Trian’s team of analysts would “interact with several layers of management,” while pushing an agenda that your Board has already determined is not in the best interests of shareholders.  When seeking external advice, the Board does not hire analyst teams that have a pre-determined agenda or that are beholden to an individual shareholder.

Ultimately, if implemented, Trian’s agenda will result in a less competitive company with excessive debt and weaker prospects for value creation.  We are determined not to let short term financial engineering jeopardize our ability to deliver on our transformational strategy.

TRIAN’S PLATFORM IS BASED ON MISREPRESENTATIONS AND DISTORTED ANALYSES;

WE WANT YOU TO KNOW THE FACTS

With no real strategy aside from its agenda to break up and add excessive debt to the Company, Trian has resorted to misrepresenting facts, providing distorted analyses and attempting to re-write history.  It is important that shareholders know the facts.

•                  While Trian has attempted to take credit for our own initiatives, including the spin-off of Chemours, the current management team began developing and implementing a multi-year transformation in 2009, four years prior to Trian’s investment in DuPont.  Even Trian has praised DuPont’s management as the Company’s own agent of change, saying that “Ellen Kullman has basically been an activist within DuPont….”(15)

•                  DuPont has been outperforming the market and our peers in terms of total shareholder return since well before Trian’s investment.

•                  Trian uses select time periods to try to discredit current management that actually pre-date current management’s tenure and appears to be purposely misleading.  In contrast, when Trian attacked PepsiCo in 2014, Trian expressly stated that only the period marking the beginning of current management’s tenure can be used to evaluate management performance.(16)  Now they are taking the exact opposite position.

•                  DuPont has significantly reduced costs and improved efficiency.  While Trian claims DuPont has as much as $4 billion in “excess” corporate costs, that figure exceeds DuPont’s total corporate costs(17) — which is further evidence of Trian’s faulty analysis.

•                  DuPont’s strength is evident in the underlying growth of our ongoing businesses — annual adjusted operating EPS has grown 19% since December 31, 2008, and 16% since December 31, 2011.(18)

•                  While Trian accuses DuPont of using multiple EPS numbers for 2011, these measurements are consistent with GAAP and SEC accounting and reporting rules and were intended to provide increased transparency reflecting our business transformation, including the sale of Performance Coatings.

•                  While claiming to have experience in the chemicals industry, Trian primarily invests in the consumer products segment.  Trian’s only recent experience in our industry was with a company called Chemtura, which ended in bankruptcy.  One of Trian’s founders and principals was named to the Chemtura Board in 2007, and in his capacity on the Finance and Pension Committee and the Organization, Compensation, and Governance Committee, oversaw misguided and failed strategies, which resulted in complete destruction of ALL shareholder value.

DUPONT TRIED TO RESOLVE THE PROXY CONTEST;

TRIAN IS INTENT ON A FIGHT AT ALL COSTS

Consistent with our culture of open shareholder engagement, DuPont has attempted to work constructively with Trian in order to avoid shareholders having to bear the cost of a distracting proxy contest.  This engagement has included more than 20 conversations with the Trian team, involving members of DuPont’s senior management team and/or the Company’s Lead Independent Director — in addition to the comprehensive review of Trian’s various proposals.  The DuPont Board also interviewed and evaluated each of Trian’s nominees, including Mr. Peltz, in accordance with our strong governance practices.  Our efforts were met with threats and ultimatums to either execute a plan our Board unanimously determined would destroy value, appoint a Trian principal to the Board or face a proxy fight.

While your Board does not believe that adding a Trian principal to the Board is in the best interests of shareholders, we have continued to try to work with Trian to reach a constructive resolution.  Trian has enthusiastically supported both Messrs. Breen and Gallogly, our two newest directors and in fact, Trian tried, unsuccessfully, to recruit Mr. Gallogly to its own slate.  We proposed adding one of Trian’s independent nominees, John H. Myers, to the DuPont Board, and believed this would have been an attractive proposal given that with this addition, three of DuPont’s current directors would have Trian’s express approval and support.

However, Trian has made clear that it will not consider any path forward that does not involve Mr. Peltz himself being added to the DuPont Board.  In fact, their most recent proposal included adding all four of their nominees — Mr. Peltz and one other Trian nominee to the DuPont Board, and the two remaining Trian nominees to the Chemours Board.  We believe strongly that adding a director with a single-minded focus on a value destructive agenda is not in the best interests of all DuPont shareholders.

PROTECT THE VALUE OF YOUR INVESTMENT IN DUPONT: VOTE THE WHITE PROXY CARD TODAY

Your Board is committed to acting in the best interests of all DuPont shareholders.  Your Board is active and engaged and we are on track to deliver higher growth and higher value.

Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in DuPont by voting the WHITE proxy card.  Your vote is extremely important, no matter how many or how few shares you own.  We urge you to vote today by telephone, online or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any Gold proxy card sent to you by Trian.

Together with our management team, our Board has played an important role in the success of our transformation strategy.  We strongly believe that we have the right Board and the right strategy to shape the next generation DuPont and continue to build value for you, our shareholders.

This is a critical moment in DuPont’s history and I hope we can count on your support.  For all of the reasons I have outlined, we encourage you to vote on the WHITE proxy card “FOR” all DuPont nominees.

Sincerely,

Ellen Kullman
Chair of the Board and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 750-9501

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any Gold proxy card sent to you by

Trian, as doing so will revoke your vote on the WHITE proxy card.

For more information, please visit www.dupontdelivers.com.

Use of Non-GAAP Measures: This letter to shareholders contains certain non-GAAP measurements that management believes are meaningful to investors because they provide insight with respect to operating results of the company and additional metrics for use in comparison to competitors. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. This data should be read in conjunction with previously published company reports on Forms 10-K, 10-Q, and 8-K.  These reports, along with reconciliations on non-GAAP measures to GAAP are available on the Investor Center of www.dupont.com under Key Financials & Filings. Reconciliations of non-GAAP measures to GAAP are provided below.

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

	Year	Year	Year	Year	Year	Year	Year
RECONCILIATION OF ADJUSTED OPERATING EPS	2014	2013	2012	2011	2010	2009	2008

GAAP EPS from continuing operations	3.90	3.04	2.59	3.38	2.94	1.70	2.28
Add: Significant Items	0.01	0.45	0.72	0.25	—	0.11	0.42
Add: Non-Operating Pension & OPEB Costs / (Credits)	0.10	0.39	0.46	0.39	0.38	0.10	(0.28)
Operating EPS (Non-GAAP)	4.01	3.88	3.77	4.02	3.32	1.91	2.42

Less: Performance Chemicals (a),(b)	0.82	0.86	1.50	1.79	1.09	0.52	0.59
Less: Pharma (c)	0.02	0.02	0.04	0.20	0.34	0.74	0.73
Adjusted Operating EPS (excluding Performance Chemicals, Pharma) (Non-GAAP)	3.17	3.00	2.23	2.03	1.89	0.65	1.10

(a) Prior periods reflect the reclassifications of Viton® fluoroelastomers from Performance Materials to Performance Chemicals.

(b) Performance Chemicals operating earnings assumes a base income tax rate from continuing operations of 19.2%, 20.8%, 24.2%, 22.0%, 19.2%, 22.1% and 20.4% for 2014, 2013, 2012, 2011, 2010, 2009 and 2008, respectively.

(c) Pharma operating earnings assumes a 35% tax rate.

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

(dollars in millions)

	Year	Year
	2014	2008
SEGMENT SALES

Total Segment Sales (a)	35,011	26,499
Less: Performance Chemicals (b)	6,497	6,245
Less: Other	5	160
Total Segment Sales (excluding Performance Chemicals and Other)	28,509	20,094

SEGMENT ADJUSTED OPERATING EARNINGS

Segment Pre-tax Operating Income (PTOI) (GAAP)(c)	6,356	3,373
Less: Performance Chemicals PTOI (b)	913	619
Less: Other/Pharma PTOI	(391)	839
Less: Corporate Expenses (d)	572	479
Add: Significant Items (e)	(444)	466
Segment Adjusted Operating Earnings (excluding Performance Chemicals and Other/Pharma) (f) (Non-GAAP)	4,818	1,902

(a) Segment sales includes transfers.

(b) Prior periods reflect the reclassifications of Viton® fluoroelastomers from Performance Materials to Performance Chemicals.

(c) Segment PTOI is defined as income (loss) from continuing operations before income taxes excluding non-operating pension and other postretirement employee benefit costs, exchange gains (losses), corporate expenses and interest.

(d)  Represents total corporate expenses excluding significant items, an estimate of DuPont Performance Coatings residual costs and an estimate for an amount that would be allocated to Performance Chemicals.

(e) Represents significant items included in Segment PTOI, excluding those related to Performance Chemicals and Other/Pharma.

(f) Segment adjusted operating margin (non-GAAP) is based on total segment sales and segment adjusted operating earnings, excluding Performance Chemicals and Other/Pharma.

DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802.  The company believes that by collaborating with customers, governments, NGOs, and thought leaders, we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit www.dupont.com.

Forward Looking Statements

This document contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning.  All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures and financial results, are forward looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses and successful completion of the proposed spinoff of the Performance Chemicals segment including ability to fully realize the expected benefits of the proposed spinoff. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

DuPont has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2015 Annual Meeting. DUPONT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

DuPont, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from DuPont stockholders in connection with the matters to be considered at DuPont’s 2015 Annual Meeting. Information about DuPont’s directors and executive officers is available in DuPont’s definitive proxy statement, filed with the SEC on March 23, 2015, for its 2015 Annual Meeting. To the extent holdings of DuPont’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with DuPont’s 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by DuPont with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at DuPont’s website at www.dupont.com or by contacting DuPont Investor Relations at (302) 774-4994.

#   #   #

3/23/15

(1) (a) Total Shareholder Return measured from 12/31/08 – 12/31/14. Calculated as the appreciation or depreciation of share price, plus any dividends, over a given period, expressed as a percentage of the share’s value at the beginning of the period. Assumes dividends are re-invested at the closing price applicable on the ex-dividend date. Source: Datastream.

(b) Represents cumulative share repurchases and dividends paid from 12/31/08 – 12/31/14.

(c) DuPont expects to return all or substantially all of the one-time dividend proceeds from Chemours, currently estimated at $4 billion, to DuPont shareholders via share repurchases within 18 months of the separation, with a portion expected to be returned in 2015.

(2) (a) Segment sales include transfers and exclude Performance Coatings, Performance Chemicals and Other; Compounded Annual Growth Rate (CAGR) is calculated from 12/31/08 – 12/31/14.

(b) Segment adjusted operating margin is based on total segment sales and segment adjusted operating earnings, excluding Performance Chemicals and Other/Pharma. Segment adjusted operating earnings are calculated using segment pre-tax operating income excluding significant items; calculations include certain corporate expenses and exclude adjusted operating earnings of Performance Chemicals and Pharma/Other. Calculation is from 12/31/08 vs. 12/31/14. Reconciliations of non-GAAP measures to GAAP are included at the end of this letter.

(c) Adjusted operating EPS defined as diluted earnings per share from continuing operations excluding non-operating pension/OPEB costs, significant items, Performance Chemicals and Pharma. EPS Compounded Annual Growth Rate (CAGR) is calculated from 12/31/08 – 12/31/14. Reconciliations of non-GAAP measures to GAAP are included at the end of this letter.

(3) Excluding Performance Chemicals.

(4) Segment adjusted operating margin is based on total segment sales and segment adjusted operating earnings, excluding Performance Chemicals and Pharma/Other. Calculation is from 12/31/08 (9.5%) vs. 12/31/14 (16.9%). Reconciliations of non-GAAP measures to GAAP are also included at the end of this letter.

(5) DuPont expects to return all or substantially all of the one-time dividend proceeds from Chemours, currently estimated at $4 billion, to DuPont shareholders via share repurchases within 18 months of the separation, with a portion expected to be returned in 2015.

(6) Total Shareholder Return. Calculated as the appreciation or depreciation of share price, plus any dividends, over a given period, expressed as a percentage of the share’s value at the beginning of the period. Assumes dividends are re-invested at the closing price applicable on the ex-dividend date. Source: Datastream.

(7) Total Shareholder Return measured from 12/31/08 – 12/31/14. Calculated as the appreciation or depreciation of share price, plus any dividends, over a given period, expressed as a percentage of the share’s value at the beginning of the period. Assumes dividends are re-invested at the closing price applicable on the ex-dividend date. Source: Datastream.

(8) Segment sales include transfers and exclude Performance Coatings, Performance Chemicals and Other; Compounded Annual Growth Rate (CAGR) is calculated from 12/31/08 – 12/31/14.

(9) Adjusted operating EPS defined as diluted earnings per share from continuing operations excluding non-operating pension/OPEB costs, significant items, Performance Chemicals and Pharma. EPS Compounded Annual Growth Rate (CAGR) is calculated from 12/31/08 – 12/31/14. Reconciliations of non-GAAP measures to GAAP are included at the end of this letter.

(10) Adjusted operating EPS defined as diluted earnings per share from continuing operations excluding non-operating pension/OPEB costs, significant items, Performance Chemicals and Pharma. EPS Compounded Annual Growth Rate is calculated from 12/31/08 – 12/31/14. Reconciliations of non-GAAP measures to GAAP are included at the end of this letter.

(11) Awarded by American Institute of Chemical Engineers.

(12) July 25, 2002 – February 3, 2015.

(13) As calculated from April 28, 2010 (the first trade date for LyondellBasell after its emergence from bankruptcy) through September 29, 2014 (the date one day prior to the date that the company announced Mr. Gallogly’s intent to retire).

(14) CNBC: Squawk on the Street Interview, March 12, 2015. Permission to use quote was neither sought nor obtained.

(15) Ed Garden, Chief Investing Officer and Founding Partner of Trian, Speech to the Council of Institutional Investors, May 9, 2014. Permission to use quote was neither sought nor obtained.

(16) “Management will inevitably defend performance by questioning our timeframes…However, we did not choose our timeframe arbitrarily. We did so because 2006 marks the beginning of current management’s tenure.” Trian, PepsiCo White Paper, February 2014.

(17) Functional overhead, including corporate costs were less than $3 billion in 2014.

(18) Adjusted operating EPS defined as diluted earnings per share from continuing operations excluding non-operating pension/OPEB costs, significant items, Performance Chemicals and Pharma. EPS Compounded Annual Growth Rate (CAGR) is calculated from 12/31/08 – 12/31/14 (19%) and 12/31/11 – 12/31/14 (16%). Reconciliations of non-GAAP measures to GAAP are included at the end of this letter.